Exhibit 99.1

FOR IMMEDIATE RELEASE		August 2, 2013
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2013 SECOND-QUARTER RESULTS

•            2013 earnings guidance revised upward largely as a result of favorable weather

•            Reliable service, operational excellence and disciplined cost management remain Company priorities

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated on-going earnings of $131.2 million, or $1.18 per diluted share of common stock, for the quarter ended June 30, 2013. This result compares with on-going earnings of $123.1 million or $1.12 per share, in the same 2012 period.

The Company’s net income attributable to common shareholders for the 2013 second quarter was $131.2 million, or $1.18 per diluted share, compared with net income of $122.3 million, or $1.11 per share, for the same quarter a year ago. On-going earnings exclude results of discontinued operations. A reconciliation of reported earnings to on-going earnings is provided at the end of this release.

“Beneficial weather variations compared with normal patterns were positive contributors to our second-quarter and year-to-date results,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “As a result, we have revised our earnings guidance upward to reflect the weather’s impact on our full-year financial projections.

“By executing our strategy, we are continuing to create value for customers and shareholders through operational excellence, disciplined cost management and sound capital investments that produce a reliable, sustainable energy future for Arizona.”

The 2013 second-quarter on-going results comparison was positively impacted by the following factors:

•                  The Company’s 2012 regulatory settlement, which included a retail non-fuel base rate increase, improved earnings by $0.18 per share. The settlement became effective July 1, 2012.

•                  Higher transmission revenues augmented results by $0.06 per share, primarily because of transmission rate changes implemented in 2012 and June 2013. These increases were largely due to increased investment in transmission infrastructure and related costs.

The positive quarter-over-quarter factors were partially offset by:

•                  Higher fuel and purchased power costs, net of lower mark-to-market valuations, reduced earnings by $0.07 per share as a result of changes in regulatory treatment.

•                  The effects of weather — a combination of year-over-year variations in heating and cooling degree days (a measure of the effects of weather) and relative humidity — decreased the Company’s results by $0.05 per share compared with the same period a year ago. Even though 2013’s second-quarter weather was hotter than normal, it was not nearly as hot as the same period last year. Weather positively impacted 2013 second-quarter results by $0.09 per share, while weather positively impacted 2012’s second-quarter earnings by $0.14 per share compared with historically normal conditions.

•                  Higher operations and maintenance expenses impacted the bottom line by $0.04 per share compared with the prior-year quarter. The higher expense primarily related to amortization of certain retirement benefits in 2013, compared with the regulatory deferral of such costs in 2012.

The O&M variance excludes costs associated with renewable energy, energy efficiency and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

Arizona Public Service Co. (APS), the Company’s principal subsidiary, reported 2013 second-quarter net income attributable to common shareholder of $133.9 million versus earnings of $124.9 million in the similar 2012 period.

Financial Outlook

Pinnacle West expects its 2013 consolidated on-going earnings will be in the range of $3.55 to $3.70 per diluted share. Key factors and assumptions underlying this outlook are:

•                  Normal weather patterns for the remainder of the year;

•                  Weather-normalized retail electricity sales volumes about the same as the prior year, in part due to the effects of customer conservation and initiatives associated with energy efficiency and distributed renewable generation;

•                  Retail customer growth of about 1.5 percent;

•                  Total electricity gross margin (operating revenues, net of fuel and purchased power expenses, excluding retail rate adjustment mechanisms associated with renewable energy and energy efficiency programs) is expected to be in a range of about $2.21 billion to $2.26 billion, an increase from the previous range of about $2.17 billion to $2.22 billion;

•                  Anticipated operating expenses (operations and maintenance, excluding costs for Renewable Energy Standard and similar regulatory programs; depreciation and amortization; and taxes other than income taxes) of about $1.37 billion to $1.40 billion, which was previously estimated to be about $1.34 billion to $1.37 billion;

•                  Anticipated interest expense, net of allowances for borrowed and equity funds used for construction, has been reduced to a range of about $160 million to $170 million, down from the previous estimated range of about $175 million to $185 million; and

•                  An effective income tax rate of about 35 percent.

Longer term, the Company’s goal is to achieve a consolidated earned return on average common equity of at least 9.5 percent annually in 2013 through 2015. Key factors and assumptions underlying the outlook can be found in the earnings presentation slides for the second-quarter 2013 on the Company’s website at pinnaclewest.com/investors.

Conference Call and Web Cast

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2013 second-quarter results, as well as recent developments, at 12 noon (ET) today, Aug. 2. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, Aug. 9, 2013, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 417155.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $13.6 billion, more than 6,300 megawatts of generating capacity and about 6,600 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

(GAAP MEASURE) TO ON-GOING EARNINGS

(NON-GAAP FINANCIAL MEASURE)

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income Attributable to Common Shareholders	$131.2	$1.18	$122.3	$1.11
Less: Income (loss) from discontinued operations	—	—	(0.8)	(0.01)
On-going Earnings	$131.2	$1.18	$123.1	$1.12

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2013	2012	2013	2012

Operating Revenues	$915,822	$878,576	$1,602,474	$1,499,207

Operating Expenses
Fuel and purchased power	277,584	264,723	508,263	481,032
Operations and maintenance	229,300	216,236	452,550	426,899
Depreciation and amortization	106,292	100,606	210,022	200,715
Taxes other than income taxes	40,814	41,289	80,835	83,764
Other expenses	2,020	1,233	4,069	4,301
Total	656,010	624,087	1,255,739	1,196,711

Operating Income	259,812	254,489	346,735	302,496

Other Income (Deductions)
Allowance for equity funds used during construction	6,265	5,175	13,129	9,931
Other income	469	177	1,227	937
Other expense	(2,234)	(2,669)	(5,986)	(6,737)
Total	4,500	2,683	8,370	4,131

Interest Expense
Interest charges	51,307	53,000	100,785	109,967
Allowance for borrowed funds used during construction	(3,636)	(3,447)	(7,626)	(6,598)
Total	47,671	49,553	93,159	103,369

Income From Continuing Operations Before Income Taxes	216,641	207,619	261,946	203,258

Income Taxes	77,043	76,689	89,512	72,044

Income From Continuing Operations	139,598	130,930	172,434	131,214

Loss From Discontinued Operations
Net of Income Taxes	—	(819)	—	(1,584)

Net Income	139,598	130,111	172,434	129,630

Less: Net income attributable to noncontrolling interests	8,391	7,766	16,783	15,542

Net Income Attributable To Common Shareholders	$131,207	$122,345	$155,651	$114,088

Weighted-Average Common Shares Outstanding - Basic	109,962	109,491	109,898	109,395

Weighted-Average Common Shares Outstanding - Diluted	110,932	110,359	110,843	110,183

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$1.19	$1.12	$1.42	$1.06
Net income attributable to common shareholders - basic	$1.19	$1.12	$1.42	$1.04
Income from continuing operations attributable to common shareholders - diluted	$1.18	$1.12	$1.40	$1.05
Net income attributable to common shareholders - diluted	$1.18	$1.11	$1.40	$1.04

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$131,207	$123,164	$155,651	$115,681
Discontinued operations, net of tax	—	(819)	—	(1,593)
Net income attributable to common shareholders	$131,207	$122,345	$155,651	$114,088